UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2018

Ditech Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Maryland	001- 13417	13-3950486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Virginia Drive, Suite 100

Fort Washington, PA 19034

(Address of principal executive offices, including zip code)

(844) 714-8603

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On June 13, 2018, Reverse Mortgage Solutions, Inc. (“RMS”), an indirect, wholly owned subsidiary of Ditech Holding Corporation, and Reverse Mortgage Funding LLC (“Purchaser”) entered into a Mortgage Loan Purchase Agreement (“MLPA”) to effect the transaction contemplated thereunder. Pursuant to the MLPA and effective as of the date of execution thereof, RMS sold to Purchaser a portfolio of home equity conversion mortgage loans that RMS previously repurchased from Ginnie Mae mortgage loan pools (the “HECM Loans”), mortgaged properties acquired by RMS through foreclosure, deed in lieu of foreclosure or other realization procedure (the “REO Properties”), and the advances relating to the HECM Loans and REO Properties, for a purchase price of approximately $241 million, which amount includes a negotiated holdback amount. RMS continues to service the HECM Loans and REO Properties on behalf of Purchaser pursuant to a subservicing agreement.

The MLPA contains representations and warranties regarding the HECM Loans and REO Properties that are customary for sales of similar home equity conversion mortgage loans. The MLPA provides certain indemnity and repurchase remedies in the event of a breach of such representations and warranties, subject to certain limitations and applicable cure and survival periods. The MLPA further provides that RMS will indemnify Purchaser for debenture interest curtailments resulting from curtailment events that occurred prior to the closing date. The MLPA otherwise contains customary representations, warranties and covenants applicable to the parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ditech Holding Corporation

Date: June 15, 2018	By:	/s/ John J. Haas
John J. Haas, General Counsel, Chief Legal Officer and Secretary